UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   July 21, 2007

ProUroCare Medical Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-103781	20-1212923
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5500 Wayzata Blvd., Suite 310, Golden Valley, MN		55416
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code   952-476-9093

One Carlson Parkway, Suite 124, Plymouth, MN 55447

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01   Entry into Material Definitive Agreements

Employment Agreement

On July 21, 2007, ProUroCare Medical Inc.’s wholly owned subsidiary ProUroCare Inc. (“PUC”), entered into an employment agreement with its Chief Financial Officer, Richard Thon.  The agreement extends through June 30, 2009. The agreement provides for a minimum annual salary of $140,000, a cash incentive bonus potential of up to 30 percent of Mr. Thon’s base pay, and eligibility to participate in an annual grant of options to purchase shares of common stock, as determined by PUC’s Board of Directors.  The agreement provides for severance payments if PUC terminates Mr. Thon without cause or if Mr. Thon terminates the agreement for good reason, that includes four months of base salary plus one month of base salary for each year of service (up to a maximum of nine months of base salary), payment of earned bonuses, continued payment of existing health and life insurance benefits for a period of four months, and immediate vesting of all unvested stock options then held by Mr. Thon.  In addition, within a one-year period following a “change in control” of PUC, upon termination without cause, unacceptable demotion or reduction in responsibilities, or a relocation of more than 100 miles, Mr. Thon will receive as severance, six months of base salary plus one month of base salary for each year of service (up to a maximum of 12 months of base salary), and immediate vesting of all unvested stock options then held by Mr. Thon.  The agreement prohibits Mr. Thon from directly or indirectly participating in the ownership, management, operation or control of a competitive business for a period of one year after his employment with PUC terminates.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROUROCARE MEDICAL INC.

	By:	/s/ Richard C. Carlson
July 26, 2007		Richard C. Carlson
Chief Executive Officer